Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

•                  NSP Russia, Central and Eastern Europe sales continue to be depressed

•                  Second consecutive quarter of net sales growth for NSP United States, NSP Canada and Synergy Europe

•                  China market entry is progressing on schedule for a 2015 launch

•                  Board of Directors approved a $0.10 per share quarterly dividend

LEHI, Utah, February 25, 2015 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its financial results for the fourth quarter and full year ended December 31, 2014, and declared a quarterly cash dividend of $0.10 per share.

“Throughout 2014, we made progress against our strategy to address mega-trend health problems through science-based innovation and to drive distributor adoption, leadership and engagement,” commented Gregory L. Probert, Chairman and Chief Executive Officer. “However, fourth quarter revenues and operating income were adversely affected by significant sales declines in NSP Russia, Central and Eastern Europe, due to heightened political unrest, armed conflict and local currency devaluations.  Operating income from our international businesses was also reduced by the strong dollar.”

“Positive contributions in the fourth quarter were led by Synergy South Korea, Japan and Europe. Synergy Europe achieved a second consecutive quarter of growth driven by re-engaged leadership and strong execution, and momentum from Synergy’s global summit. NSP U.S. and Canada also achieved a second consecutive quarter of net sales growth with new sales programs, increased adoption of IN.FORM and retail sales tools.”

Mr. Probert continued, “We have made significant progress in the implementation of our multi-brand, multi-channel go-to-market strategy in China in partnership with Fosun Pharma, one of the country’s leading vertically integrated pharmaceutical companies. Paul Noack, the former Managing Director of the Asia Pacific Region for Herbalife, is our new President of China and New Markets, and has recruited a new Managing Director of China and other key experienced direct-selling and consumer products executives. We expect to enter the China market in late 2015.”

Mr. Probert concluded, “Looking ahead, we remain committed to delivering products and programs that drive enhanced distributor adoption and engagement. In that respect, we are pleased to announce that our new research and development center and medical clinic will open this month and will serve as a state of the art innovation center for our team of scientists and Medical and Scientific Advisory Board.”

For the Fourth Quarter of 2014:

•                  Net sales revenue decreased 7.1 percent to $86.7 million, compared to $93.3 million in the fourth quarter of 2013. In local currencies, net sales revenue decreased by 4.9 percent. Net sales revenue growth in the Synergy segment was offset by declines in the NSP Russia, Central and Eastern Europe segment. Excluding these declines, the remaining business segments grew by 2.4 percent year-over-year in local currency.

•                  Selling, general and administrative expenses decreased 7.2 percent to $30.6 million, compared to $33.0 million in the fourth quarter of 2013. The decrease was primarily due to a decrease in variable costs in NSP Russia, Central and Eastern Europe coupled with reduced expenses associated with the combination of NSP Japan with Synergy Japan and the transition of NSP United Kingdom to an export market. The reduction in SG&A expenses was partially offset by $1.1 million in start-up costs for the China joint venture.

•                  Operating income decreased 64.4 percent to $0.8 million, compared to $2.3 million in the fourth quarter of 2013. The decrease was primarily due to the decrease in net sales revenue and an increase in cost of sales as a percentage of net sales due to product promotions, the devaluation of foreign currencies relative to the U.S. dollar, and increased importation fees (customs and duties) related to higher transfer prices within some of the Company’s foreign markets.

•                  Adjusted EBITDA, defined here as net income from continuing operations before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense, decreased 38.7 percent to $2.6 million, compared to $4.3 million in the fourth quarter of 2013.

•                  Net income from continuing operations was $0.9 million, or $0.05 per diluted common share, compared to $1.8 million, or $0.11 per diluted common share in the fourth quarter of 2013.

•                  In November 2014, the Company ceased its operations in Venezuela due to the difficulties and uncertainties related to import controls, difficulties associated with repatriating cash and high inflation. The Company incurred a loss from discontinued operations of $5.0 million, or ($0.25) per diluted common share in the fourth quarter of 2014.

•                  Active Managers worldwide were 13,400 and active Distributors and customers worldwide were 292,600 as of December 31, 2014, compared to 16,400 and 332,400, respectively, in the fourth quarter of 2013. The number of independent Managers, Distributors and customers decreased primarily in Ukraine and Russia. We are continuing to evaluate various options to keep our distributor base in Ukraine and Russia engaged.

For the Full Year of 2014:

•                  Net sales revenue decreased 0.9 percent to $366.4 million, compared to $369.8 million in 2013. In local currencies, net sales revenue decreased by 0.5 percent.

•                  Selling, general and administrative expenses increased 1.3 percent to $119.9 million, compared to $118.4 million in 2013. The increase was primarily related to $2.2 million in start-up costs for the China joint venture and $1.1 million associated with the potential acquisition of a company in an alternative distribution channel. These increases were partially offset by one-time costs incurred in 2013 related to the resignation of the former Chief Executive Officer and a five-year customs audit assessment in the Synergy South Korea market.

•                  Operating income decreased 19.2 percent to $19.0 million, compared to $23.6 million in 2013. The decrease was primarily due to the decrease in net sales revenue, the increase in selling, general and administrative expenses, and an increase in volume incentive expense due to product sales mix between operating segments.

•                  Adjusted EBITDA, defined here as net income from continuing operations before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense, decreased 12.8 percent to $27.4 million, compared to $31.4 million in 2013.

•                  Net income from continuing operations was $19.8 million, or $1.12 per diluted common share, compared to $17.7 million, or $1.08 per diluted common share in 2013 primarily as a result of the favorable tax benefit of 3.9 percent in 2014.

•                  In November 2014, the Company ceased its operations in Venezuela due to the difficulties and uncertainties related to import controls, difficulties associated with repatriating cash and high inflation. The Company incurred a loss from discontinued operations of $10.0 million, or ($0.56) per diluted common share in 2014.

•                  Cash and cash equivalents as of December 31, 2014, were $58.7 million, compared to $77.2 million as of December 31, 2013. The Company used cash to pay dividends of $35.2 million, repurchase shares of common stock of $7.5 million, and reinvest in its information technology systems of $20.1 million. These cash outflows were partially offset by the issuance of 2.9 million shares of common stock to Fosun Pharma for aggregate net proceeds of $44.8 million in a private placement transaction.

•                  Shareholders’ equity as of December 31, 2014, was $129.0 million, compared to $105.3 million as of December 31, 2013.

NSP Americas Results for the Fourth Quarter of 2014:

•                  Net sales revenue decreased 5.8 percent to $44.2 million, compared to $46.9 million in the fourth quarter of 2013. In local currencies, net sales revenue decreased by 4.4 percent compared to the fourth quarter of 2013. The decrease was primarily driven by the consolidation of NSP Japan and Synergy Japan and the transition of NSP United Kingdom to an export market. The NSP Americas segment no longer has any businesses in Japan and Europe.

•                  NSP United States recorded net sales growth of 2.6 percent, its second consecutive quarter of growth. New sales programs gained traction with increased adoption of IN.FORM which is focused on weight management and building a daily Habit of Health and new retail sales tools. NSP Canada also recorded its second consecutive quarter of net sales growth at 9.6 percent.

•                  Contribution margin, defined as net sales revenue less cost of sales and volume incentive expense, decreased 4.3 percent to $17.9 million, compared to $18.7 million in the fourth quarter of 2013, primarily reflecting lower net sales revenue as a result of the merger of NSP Japan and Synergy Japan and the transition of NSP United Kingdom to an export market.

•                  Active Managers within the segment were approximately 6,600 and active Distributors and customers within the segment were approximately 135,900 as of December 31, 2014, as compared to 7,400 and 148,800, respectively, as of December 31, 2013. Managers were down 10.8 percent, and Distributors and customers were down 8.7 percent compared to the prior year quarter.  The decline in the number of Managers was primarily due to combining NSP Japan with Synergy Japan and the transition of NSP United Kingdom to an export market. Excluding Japan and the United Kingdom, Managers were down 1.3 percent and Distributors were down 4.7 percent.

NSP Russia, Central and Eastern Europe Results for the Fourth Quarter of 2014:

•                  Net sales revenue decreased 37.6 percent to $10.6 million, compared to $17.1 million in the fourth quarter of 2013. Net sales in Ukraine continue to be the most heavily affected by the escalation of political unrest, although other markets across the region were also adversely affected. In conjunction with the political unrest, the weakness of the Ukrainian Hryvnia and the Russian Ruble have contributed to lower revenues as the Company’s products in the region are priced in U.S. dollars and therefore become more expensive when the local currency declines in value.

•                  Contribution margin decreased 34.1 percent to $3.7 million, compared to $5.6 million in the fourth quarter of 2013, primarily due to lower net sales revenue.

•                  Active Managers within the segment were approximately 3,700 and active Distributors and customers within the segment were approximately 97,900 as of December 31, 2014, as compared to 6,000 and 131,800, respectively, as of December 31, 2013.

•                  As noted above, sales in NSP Russia, Central and Eastern Europe will continue to be adversely affected by the devaluation of the Ukrainian Hryvnia and the Russian Ruble, political unrest in Ukraine and Russia, and sanctions against Russia. As such, the

Company does not expect net sales declines to reverse in the near term. The Company is continuing to evaluate various options to keep its Distributor base in Ukraine and Russia engaged.

Synergy WorldWide Results for the Fourth Quarter of 2014:

•                  Net sales revenue increased 8.3 percent to $30.8 million, compared to $28.5 million in the fourth quarter of 2013. In local currencies, net sales revenue increased by 13.0 percent, compared to the fourth quarter of 2013, driven by increased sales in South Korea, Japan, and Europe, partially offset by declines in North America.

•                  The increase in net sales revenue is primarily a result of re-engaged leadership, strong execution and momentum stemming from Synergy’s global summit and the launch of Synergy’s SLMsmart weight-management program in South Korea and Japan.

•                  Synergy South Korea achieved local currency net sales growth of 4.3 percent. Synergy Europe achieved local currency net sales growth of 23.3 percent, the second consecutive quarter of growth since the fourth quarter of 2013.

•                  Contribution margin decreased 11.8 percent to $9.4 million, compared to $10.7 million in the fourth quarter of 2013, primarily as a result of the increased allocation of manufacturing costs to the Synergy operating segment.

•                  Active Managers within the segment were approximately 3,100 and active Distributors and customers within the segment were approximately 58,800 as of December 31, 2014, as compared to 3,000 and 51,800, respectively, as of December 31, 2013.

China and New Markets Results for the Fourth Quarter of 2014:

•                  Net sales revenue for the Company’s export markets increased 22.0 percent to $1.0 million, compared to $0.8 million in the fourth quarter of 2013.  The increase was primarily due to the transition of the NSP United Kingdom to an export market, in which the Company sells its products to an independent locally managed entity that has distribution rights for the market. There are presently no Managers or Distributors in the China and New Markets segment.

•                  Contribution margin increased 27.0 percent to $0.4 million, compared to $0.3 million in the fourth quarter of 2013, primarily as a result of the increase in net sales.

Effective Income Tax Rate

The effective income tax rate for the fourth quarter of 2014 was 26.1 percent, compared to 30.0 percent in the fourth quarter of 2013.  The current quarter’s effective tax rate was lower than the U.S. federal statutory tax rate of 35.0 percent, which is primarily attributable to valuation allowance adjustments relating to deferred tax assets.

The effective income tax rate for 2014 was a benefit of 3.9 percent, compared to a provision of 31.0 percent in 2013. The current year’s effective tax rate was lower than the U.S. federal statutory tax rate of 35.0 percent, which is primarily attributable to excess foreign tax credits arising from intercompany dividends paid by foreign subsidiaries to the U.S. Corporation throughout the year that are expected to be realizable in future periods.

Quarterly Cash Dividend and Ongoing Share Repurchase Program

The Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share, payable on March 23, 2015, to shareholders of record as of the close of business on March 12, 2015.

In December 2014, the Company completed share repurchases under its previously announced $10 million share repurchase program. In November 2014, the Board of Directors authorized a new $20 million share repurchase program beginning January 1, 2015, to be implemented over two years.  Such purchases may be made in the open market, through block trades, in privately negotiated transactions or otherwise.  The timing and amount of any shares repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time.

To enhance the Company’s ability to repurchase shares, the Company established a trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934. A plan under Rule 10b5-1 allows the Company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Repurchases are subject to Securities and Exchange Commission regulations as well as certain price, market volume and timing constraints specified in the agreement.

The quarterly dividend, in addition to the special dividends that were announced in August 2013 and in June 2014, and the on-going share repurchase programs, are enabled by the Company’s strong cash flow, healthy cash balance (enhanced by intercompany dividends), and the Board’s commitment to return capital to shareholders and confidence in the Company’s long-term growth prospects.

Non-GAAP Financial Measures

The Company has included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning Adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business.

These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its fourth quarter and full year 2014 results on February 25, 2015 at 5:30 PM Eastern Time.  The toll-free dial-in number for callers in the U.S. and Canada is 1-877-407-0789, conference ID: 13599857.  International callers can dial 1-201-689-8562, conference ID: 13599857.  A replay will be available from February 25, 2015 at 8:30 PM Eastern Time through March 11, 2015 at 11:59 PM Eastern Time by dialing 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (International), replay PIN: 13599857.  The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 660,000 independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has four reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas; NSP Russia, Central and Eastern Europe; Synergy WorldWide; and China and New Markets). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation.  Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain information included or incorporated herein by reference in this report may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies. All statements (other than statements of historical fact) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. For example, information appearing under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties.

•                  any negative consequences resulting from the economy, including the availability of liquidity to us, our independent Distributors and our suppliers or the willingness of our customers to purchase products;

•                  our relationship with, and our ability to influence the actions of, our independent Distributors, and other third parties with whom we do business;

•                  improper activity by our employees or independent Distributors;

•                  negative publicity related to our products, ingredients, and the nutritional supplement industry or direct selling organization;

•                  changing consumer preferences and demands;

•                  our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Distributor relations and operating results;

•                  the competitive nature of our business and the nutritional supplement industry;

•                  regulatory matters governing our products, ingredients, the nutritional supplement industry, our direct selling program, or the direct selling market in which we operate;

•                  legal challenges to our direct selling program or to the classification of our independent Distributors;

•                  risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, governmental sanctions, ongoing Ukraine and Russia political conflict, pricing and currency devaluation risks, especially in countries such as Ukraine, Russia and Belarus;

•                  uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;

•                  our dependence on increased penetration of existing markets;

•                  our reliance on our information technology infrastructure;

•                  the sufficiency of trademarks and other intellectual property rights;

•                  changes in tax laws, treaties or regulations, or their interpretation;

•                  taxation relating to our independent Distributors;

•                  product liability claims;

•                  share price volatility related to, among other things, speculative trading; and

•                  the full implementation of our joint venture for operations in China with Fosun Industrial Co., Ltd., as well as the legal complexities, unique regulatory environment and challenges of doing business in China generally.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, we expressly disclaim any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.  Throughout this press release, we refer to Nature’s Sunshine Products, Inc., together with its subsidiaries, as “we,” “us,” “our Company” or “the Company.”

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$58,699	$77,247
Accounts receivable, net of allowance for doubtful accounts of $849 and $1,087, respectively	6,732	10,206
Investments available for sale	2,546	2,006
Inventories	40,438	41,910
Deferred income tax assets	4,950	5,711
Prepaid expenses and other	7,884	11,514
Total current assets	121,249	148,594

Property, plant and equipment, net	51,343	32,022
Investment securities	1,038	971
Intangible assets, net	704	853
Deferred income tax assets	14,495	9,928
Other assets	7,970	7,244
	$196,799	$199,612

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,237	$5,664
Accrued volume incentives	16,867	19,206
Accrued liabilities	28,957	34,893
Deferred revenue	4,717	4,173
Current installments of long-term debt and revolving credit facility	—	2,267
Income taxes payable	2,131	2,366
Total current liabilities	57,909	68,569

Liability related to unrecognized tax benefits	6,598	12,402
Long-term debt and revolving credit facility	—	10,000
Deferred compensation payable	1,038	971
Other liabilities	2,297	2,411
Total liabilities	67,842	94,353

Commitments and Contingencies

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 18,662 and 16,179 shares issued and outstanding as of December 31, 2014, and December 31, 2013, respectively	125,489	83,122
Retained earnings	10,891	36,100
Noncontrolling interests	3,781	—
Accumulated other comprehensive loss	(11,204)	(13,963)
Total shareholders’ equity	128,957	105,259
	$196,799	$199,612

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended December 31,
	2014	2013

Net sales revenue	$86,663	$93,264
Cost of sales	(23,468)	(23,611)
Gross profit	63,195	69,653

Operating expenses:
Volume incentives	31,727	34,293
Selling, general and administrative	30,634	33,020
Operating income	834	2,340
Other income, net	349	249
Income before provision for income taxes	1,183	2,589
Provision for income taxes	309	776
Net income from continuing operations	874	1,813
Income (loss) from discontinued operations	(4,964)	30
Net income	(4,090)	1,843
Net income (loss) attributable to noncontrolling interests	(193)	—
Net income attributable to common shareholders	$(3,897)	$1,843

Basic and diluted net income per common share attributable to common shareholders

Basic:
Net income from continuing operations	$0.05	$0.11
Income (loss) discontinued operations	$(0.26)	$—
Net income attributable to common shareholders	$(0.21)	$0.11

Diluted:
Net income from continuing operations	$0.05	$0.11
Income (loss) discontinued operations	$(0.25)	$—
Net income attributable to common shareholders	$(0.20)	$0.11

Weighted average basic common shares outstanding	18,728	16,196
Weighted average diluted common shares outstanding	19,229	16,550

Dividends declared per common share	$0.10	$0.10

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Year Ended December 31,
	2014	2013

Net sales revenue	$366,367	$369,826
Cost of sales	(91,584)	(92,344)
Gross profit	274,783	277,482

Operating expenses:
Volume incentives	135,808	135,516
Selling, general and administrative	119,927	118,383
Operating income	19,048	23,583
Other income (loss), net	(34)	1,993
Income before provision for income taxes	19,014	25,576
Provision (benefit) for income taxes	(743)	7,923
Net income from continuing operations	19,757	17,653
Income (loss) from discontinued operations	(9,957)	(44)
Net income	9,800	17,609
Net income (loss) attributable to noncontrolling interests	(219)	—
Net income attributable to common shareholders	$10,019	$17,609

Basic and diluted net income per common share attributable to common shareholders

Basic:
Net income from continuing operations	$1.15	$1.10
Income (loss) from discontinued operations	$(0.57)	$—
Net income attributable to common shareholders	$0.58	$1.10

Diluted:
Net income attributable to common shareholders	$1.12	$1.08
Income (loss) from discontinued operations	$(0.56)	$(0.01)
Net income attributable to common shareholders	$0.56	$1.07

Weighted average basic common shares outstanding	17,108	15,997
Weighted average diluted common shares outstanding	17,641	16,390

Dividends declared per common share	$1.90	$1.90

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Year Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,800	$17,609
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of cumulative translation adjustments	4,135	—
Impairment of Venezuela property, plant and equipment, net	2,947	—
Provision for doubtful accounts	(121)	535
Depreciation and amortization	4,409	4,466
Share-based compensation expense	3,948	3,389
Tax benefit from stock option exercise	(307)	(653)
(Gain) loss on sale of property and equipment	132	(128)
Deferred income taxes	(3,927)	1,092
Amortization of bond discount	3	1
Purchase of trading investment securities	(162)	(88)
Proceeds from sale of trading investment securities	151	510
Realized and unrealized gains on investments	(56)	(122)
Foreign exchange losses (gains)	(225)	(1,254)
Changes in assets and liabilities:
Accounts receivable	3,457	(1,358)
Inventories	748	838
Prepaid expenses and other current assets	3,411	(5,728)
Other assets	(1,235)	(303)
Accounts payable	(359)	(552)
Accrued volume incentives	(1,905)	1,286
Accrued liabilities	(5,513)	7,379
Deferred revenue	544	(138)
Income taxes payable	25	1,071
Liability related to unrecognized tax benefits	(5,804)	1,831
Deferred compensation payable	(67)	(305)
Net cash provided by operating activities	14,182	29,378
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(26,285)	(8,570)
Proceeds from sale of property, plant and equipment	85	248
Purchase of investments available for sale	(721)	(442)
Proceeds from maturity and sale of investments available for sale	247	200
Net cash used in investing activities	(26,674)	(8,564)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(35,228)	(30,419)
Borrowings of long-term debt and revolving credit facility	—	10,000
Principal payments of long-term debt and revolving credit facility	(12,267)	(3,353)
Net proceeds from the issuance of shares to noncontrolling interests	44,795	—
Investment by noncontrolling interests	4,000	—
Proceeds from the exercise of stock options	772	4,334
Tax benefit from stock option exercise	307	653
Repurchase of common stock	(7,455)	(2,546)
Net cash used in financing activities	(5,076)	(21,331)
Effect of exchange rates on cash and cash equivalents	(980)	(1,477)
Net decrease in cash and cash equivalents	(18,548)	(1,994)
Cash and cash equivalents at the beginning of the period	77,247	79,241
Cash and cash equivalents at the end of the period	$58,699	$77,247
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$6,450	$10,278
Cash paid for interest	171	128

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,
	2014	2013

Net income from continuing operations	$874	$1,813
Adjustments:
Depreciation and amortization	899	1,187
Share-based compensation expense	914	790
Other income (loss), net*	(349)	(249)
Provision (benefit) for income taxes	309	776
Adjusted EBITDA	$2,647	$4,317

	Year Ended December 31,
	2014	2013

Net income from continuing operations	$19,757	$17,653
Adjustments:
Depreciation and amortization	4,409	4,466
Share-based compensation expense	3,948	3,389
Other income (loss), net*	34	(1,993)
Provision (benefit) for income taxes	(743)	7,923
Adjusted EBITDA	$27,405	$31,438

* Other income (loss), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.